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                                                                    EXHIBIT 99.1



(NOBLE ENERGY LOGO)                       PRESS RELEASE

100 GLENBOROUGH DRIVE
SUITE 100                                 CONTACT: Greg Panagos: 281-872-3125
HOUSTON, TX 77067                         Investor_Relations@nobleenergyinc.com


            NOBLE ENERGY, INC. PROVIDES UPDATE ON ASSET DISPOSITIONS

HOUSTON (December 17, 2003) -- Noble Energy, Inc. (NYSE: NBL) today provided an update on its 2003 asset disposition program. As previously reported, the company identified five property packages for disposition. Bids have now been received on all five packages. Year-to-date, property sales have closed on four of the five packages, with the remaining property package expected to close during the first quarter of 2004. Total pretax proceeds on all five packages, before closing adjustments, are expected to be in excess of $110 million.

During the third quarter, closed property sales resulted in a pretax gain of $9.9 million. Also during the third quarter, certain properties in two packages were classified as held for sale, written down by $18.3 million to fair value, pretax, and reported in discontinued operations.

Subsequent to September 30, 2003, the remaining asset package met the criteria to be classified as held for sale. During the fourth quarter, Noble Energy has closed sales on properties located in California, Oklahoma and Wyoming. A package of Gulf of Mexico properties is expected to close during the first quarter 2004. The transfer of the remaining property package to discontinued operations and the timing of completed sales will result in a non-cash, pretax write-down to fair value and realized loss of approximately $40 million ($26 million after tax). The total non-cash charge will appear in discontinued operations for the fourth quarter.

Noble Energy also announced today that it plans to write off its current investment in Vietnam during the fourth quarter, resulting in an after-tax charge of $5 million, including a pretax dry hole charge of approximately $20 million offset by a $15 million tax benefit for writing off the stock in the company's wholly-owned Vietnam subsidiary.

Noble Energy is one of the nation's leading independent energy companies and operates throughout major basins in the United States including the Gulf of Mexico, as well as internationally, in Argentina, China, Ecuador, Equatorial Guinea, the Mediterranean Sea and the North Sea. Noble Energy markets natural gas and crude oil through its subsidiary, Noble Energy Marketing, Inc.

This news release may include projections and other "forward-looking statements" within the meaning of the federal securities laws. Any such projections or statements reflect Noble Energy's current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, the volatility in commodity prices for oil and gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other action, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy's business that are detailed in its Securities and Exchange Commission filings.

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PR 246                                                                  12/17/03